SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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AHL Services, Inc.

(Name of Registrant as Specified In Its Charter)

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On March 31, 2003, AHL Services, Inc. issued the following press release:

AHL Services, Inc.	FitzGerald Communications
Heinz Stubblefield, Chief Financial Officer 703-528-9688	Bob Joyce 617-585-2298

AHL Services, Inc. Announces Going-Private Agreement

Transaction Valued at Approximately $100 Million, Including Assumed Debt

ARLINGTON, Va.– March 31, 2003—AHL Services, Inc. (NASDAQ: AHLS), a leading provider of marketing support services, announced today that a group led by Cravey, Green & Wahlen, a private equity firm specializing in middle-market investments, has agreed to acquire the outstanding shares of AHL not already held by the group, and take the company private.

This merger agreement between AHL and the members of the group provides that a newly-formed corporation owned by CGW will pay $1.50 in cash for each outstanding share of AHL common stock, other than shares owned by certain members of management and certain large shareholders, including Clay Perfall, AHL’s chief executive officer, and Frank Argenbright, AHL’s founder and chairman. The new corporation will then merge into AHL. AHL will be the surviving corporation. Shares held by Perfall, Argenbright and other large shareholders participating in the transaction with CGW will be converted into shares of the surviving corporation. These shareholders will maintain an approximate 40% equity interest in AHL after the merger. CGW will own the remaining equity interest of approximately 60%. After the merger, AHL will maintain its current trade names, operating structure and management team.

The purchase price represents approximately a 168% premium over the closing market price of AHL’s common stock on March 28, 2003. The aggregate value of the transaction, including the amount of debt to be assumed, is approximately $100 million.

AHL’s Board of Directors, acting upon the unanimous recommendation of the Special Committee of the Board, which is comprised of three disinterested independent directors, unanimously approved the merger and recommended that AHL shareholders vote in favor of the transaction. The Special Committee was advised by, and received a fairness opinion from, Raymond James & Associates, Inc. Upon the completion of the merger, shares of AHL will no longer be publicly traded.

“We are pleased to announce the proposed merger. The merger will strengthen our financial position and enable AHL Services to advance its position as a leader in outsourced marketing support services,” said Clay Perfall, AHL’s Chief Executive Officer. “In addition, we believe that the all-cash price and the significant premium above the current market price provides an attractive offer for our shareholders, especially in the current economic environment. With the completion of the CGW financing package, AHL Services will be adequately capitalized and the management team can focus solely on delivering long-term profitable growth.”

Michael Long, a CGW partner commented, “We are excited at the opportunity to invest in AHL Services and work with its seasoned management team and talented employees. AHL’s strategic offerings and outstanding track record of customer service have enabled it to establish long-term client relationships with many of the largest corporations. AHL is a company that fits squarely with the profile of companies we like to work with and CGW intends to actively support AHL’s efforts moving forward.”

The merger is expected to be completed late in the second quarter of fiscal year 2003. The merger is subject to the approval by the holders of a majority of AHL’s shares, as well as the approval of a majority of the disinterested shareholders. It is also subject to CGW completing necessary financing and other customary closing conditions. Following approval of proxy materials by the SEC, a special meeting of AHL’s shareholders will be scheduled as soon as practical. The Company may not participate in discussions regarding any competing offer to acquire its stock or assets, except under certain circumstances described in the merger agreement in order to comply with its fiduciary duties. The Company intends to file a current report on Form 8-K relating to the transaction with a copy of the merger agreement as an exhibit.

As a result of the merger, AHL will reclassify its German specialized staffing business from a discontinued operation to a continuing operation for reporting purposes. In the course of the re-audit of prior year financial statements to implement the reclassification of the German staffing business, AHL re-evaluated its accounting policies and applications, resulting in the determination that a number of adjustments should be reflected in AHL’s previously reported results of operations for the years ended

December 31, 2000 and 2001. Accordingly, AHL will restate its results of operations for the years ended December 31, 2000 and 2001. As a result, AHL will be delayed in filing its Form 10-K for the 2002 fiscal year. AHL expects to submit its Form 10-K by the extended deadline of April 15, 2003. Also, as a result of the execution of the definitive agreement, AHL does not plan to hold a conference call in connection with its announcement of 2002 financial results.

In connection with the merger agreement, AHL obtained the consent of its senior secured lenders to a further extension of the maturity of its credit agreement, which was scheduled to expire on March 31, 2003. As extended, the credit agreement will expire on August 29, 2003, unless the transaction with CGW is cancelled, in which event it will expire on the date the transaction is cancelled.

About AHL Services, Inc.

AHL Services, Inc., headquartered in Arlington, Va., is a leading provider of marketing support services in North America. AHL’s integrated marketing support solutions enhance the effectiveness and efficiency of many marketing companies. Strategic offerings include integrated product, promotional and point-of-sale fulfillment and distribution; information management and business intelligence; customer relationship management; and in-store merchandising.

AHL also operates specialized staffing services which provide temporary staffing solutions to a broad range of clients utilizing both skilled and semi-skilled workers throughout Germany. AHL’s is one of the largest German based staffing agencies, satisfying a broad range of clients’ staffing needs in many business sectors, including the automotive, aerospace and engineering sectors.

About Cravey, Green & Wahlen

Cravey, Green & Wahlen is a private equity investment firm based in Atlanta, Ga., which supports management teams in acquisitions and recapitalizations of middle-market companies, typically involving transactions valued between $25 and $200 million. The firm invests through its managed partnerships, CGW Southeast Partners. With current equity capital under management in excess of $750 million, CGW is the largest firm of its type in the Southeast and is one of the leading middle-market investment firms in the United States.

Additional Information and Where to Find It

In connection with the proposed transaction, AHL will file a proxy statement with the SEC. Shareholders are advised to read the proxy statement and related materials, including the Agreement and Plan of Merger when they become available because they will contain important information. Shareholders may obtain a free copy of the proxy statement, when available, and other documents filed by AHL with the SEC at the SEC’s website at http://www.sec.gov. Free copies of the proxy statement, once available, and AHL’s other filings with the SEC may be obtained from AHL by directing a request to AHL, Attention: Heinz Stubblefield; 1000 Wilson Boulevard, Suite 910; Arlington, VA 22209 or by phone at (703)528-9688.

AHL, its directors and certain executive officers, CGW and its partners may be deemed under the rules of the SEC to be “participants in the solicitation” of proxies from the shareholders of AHL in favor of the proposed transaction with CGW. Information about the directors and executive officers of AHL and their ownership of AHL common stock is set forth in the proxy statement dated April 16, 2002 for AHL’s 2002 annual meeting of shareholders, as filed with the SEC on Schedule 14A. In addition, Mr. Thomas Beard is also a director of AHL; Mr. Beard owns no shares of AHL common stock. The partners of CGW are Richard L. Cravey, Edwin A. Wahlen, Bart A. McLean, Garrison M. Kitchen, Kevin R. McCarthy, Michael D. Long, Roy R. Bowman, and Richard L. Cravey, Jr., none of whom own any shares of AHL common stock. Shareholders of AHL may obtain additional information regarding the interest of the “participants in the solicitation” by reading the proxy statement relating to the transaction when it becomes available.

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of AHL, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and AHL’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by AHL’s forward-looking statements are: AHL’s ability to complete the transaction with CGW, including the satisfaction of necessary closing conditions; AHL’s ability to continue to satisfy covenants under its credit facility; reliance on the trend toward outsourcing marketing services; reliance on a small number of clients for a significant portion of AHL’s revenues; dependence on AHL’s labor force; competition in AHL’s industry; and general economic conditions. Certain of these risk factors and other risk factors are detailed in AHL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission. Shareholders should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made and are subject to uncertainties that are beyond AHL’s control.

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On March 31, 2003, AHL Services, Inc. began distributing the following letter to its customers:

March 31, 2003

Dear [Customer],

AHL Services, the parent company to Archway Marketing Services, Service Advantage and Tuja, is pleased to announce that the company has entered into an agreement with Cravey, Green & Wahlen (“CGW”), a private equity firm out of Atlanta, Georgia, to recapitalize the company and position it for future growth. The aggregate value of the transaction, including the amount of debt to be assumed, is approximately $100 million. As a result of this transaction, AHL Services will cease to be a publicly traded company.

This is a very positive development for our company, our employees and our valued customers. This transaction will strengthen AHL financially and enable us to sharpen our focus on delivering the high level of quality service to which our customers have grown accustomed. As a result of this transaction, we will substantially reduce the amount of our debt and strengthen our balance sheet. Our improved financial position will significantly enhance our ability to invest in systems and processes that will allow us to constantly expand our ability to serve you.

It is important to emphasize that this transaction will not result in changes to our organizational structure, personnel, management or trade names (e.g. Archway Marketing Services, Service Advantage, Tuja). Furthermore, we will continue to operate as AHL Services.

The transaction is expected to be completed late in the second quarter of fiscal year 2003, but is subject to shareholder approval and several other closing conditions. Additional details will be forthcoming in the near future. If you have immediate questions, please do not hesitate to call your Account Manager to discuss these exciting developments.

Additional details on the transaction are included in the attached press release. On behalf of Archway Marketing Services, Service Advantage and Tuja, and our over 13,000 employees throughout the United States, Canada, Mexico and Germany, I would like to thank you for your continued support.

Best Regards,

A. Clayton Perfall

Chief Executive Officer

AHL Services

Additional Information and Where to Find It

In connection with the proposed transaction, AHL will file a proxy statement with the SEC. Shareholders are advised to read the proxy statement and related materials, including the Agreement and Plan of Merger when they become available because they will contain important information. Shareholders may obtain a free copy of the proxy statement, when available, and other documents filed by AHL with the SEC at the SEC’s website at http://www.sec.gov. Free copies of the proxy statement, once available, and AHL’s other filings with the SEC may be obtained from AHL by directing a request to AHL, Attention: Heinz Stubblefield; 1000 Wilson Boulevard, Suite 910; Arlington, VA 22209 or by phone at (703)528-9688.

AHL, its directors and certain executive officers, CGW and its partners may be deemed under the rules of the SEC to be “participants in the solicitation” of proxies from the shareholders of AHL in favor of the proposed transaction with CGW. Information about the directors and executive officers of AHL and their ownership of AHL common stock is set forth in the proxy statement dated April 16, 2002 for AHL’s 2002 annual meeting of shareholders, as filed with the SEC on Schedule 14A. In addition, Mr. Thomas Beard is also a director of AHL; Mr. Beard owns no shares of AHL common stock. The partners of CGW are Richard L. Cravey, Edwin A. Wahlen, Bart A. McLean, Garrison M. Kitchen, Kevin R. McCarthy, Michael D. Long, Roy R. Bowman, and Richard L. Cravey, Jr., none of whom own any shares of AHL common stock. Shareholders of AHL may obtain additional information regarding the interest of the “participants in the solicitation” by reading the proxy statement relating to the transaction when it becomes available.

On March 31, 2003, AHL Services, Inc. began distributing the following letter to its employees:

Dear Colleagues:

As was shared with you in recent employee communications, over the last year we have been pursuing various opportunities to raise additional equity for the company. I am extremely pleased to announce that last Friday, AHL Services entered into an agreement with Cravey, Green & Wahlen (“CGW”), a private equity firm out of Atlanta, Georgia, to recapitalize the company and position it for growth. The aggregate value of the transaction, including the amount of debt to be assumed, is approximately $100 million.

This is a very positive development for our customers, employees and partners as it strengthens AHL financially, enabling us to advance our position as a leader in outsourced marketing support services. The merger will allow us to substantially reduce our debt, which will strengthen our balance sheet and reduce our expenses moving forward. Our improved financial position will significantly enhance our ability to invest in systems and processes that will allow us to grow our company and fully exploit our competitive advantages in the marketplace.

It is important to emphasize that this transaction will not result in changes to our organizational structure, personnel, management or trade names (e.g. Archway, ServiceAdvantage, Tuja). We will continue to operate as AHL Services. However, we will no longer be a publicly traded company.

The transaction is expected to be completed late in the second quarter of fiscal year 2003, but is subject to shareholder approval, financing, and several other closing conditions. Additional details will be forthcoming in the near future. If you have immediate questions, I encourage you to contact Terry Niles, Ed Fruchtenbaum or me.

On behalf of the management team and our new partners at CGW, I would like to thank you all for your continued support. It is because of your hard work and excellent service to customers that we have been able to create such an exciting future for our company.

Best Regards,

A.Clayton Perfall

Chief Executive Officer

AHL Services

Additional Information and Where to Find It

In connection with the proposed transaction, AHL will file a proxy statement with the SEC. Shareholders are advised to read the proxy statement and related materials, including the Agreement and Plan of Merger when they become available because they will contain important information. Shareholders may obtain a free copy of the proxy statement, when available, and other documents filed by AHL with the SEC at the SEC’s website at http://www.sec.gov. Free copies of the proxy statement, once available, and AHL’s other filings with the SEC may be obtained from AHL by directing a request to AHL, Attention: Heinz Stubblefield; 1000 Wilson Boulevard, Suite 910; Arlington, VA 22209 or by phone at (703)528-9688.

AHL, its directors and certain executive officers, CGW and its partners may be deemed under the rules of the SEC to be “participants in the solicitation” of proxies from the shareholders of AHL in favor of the proposed transaction with CGW. Information about the directors and executive officers of AHL and their ownership of AHL common stock is set forth in the proxy statement dated April 16, 2002 for AHL’s 2002 annual meeting of shareholders, as filed with the SEC on Schedule 14A. In addition, Mr. Thomas Beard is also a director of AHL; Mr. Beard owns no shares of AHL common stock. The partners of CGW are Richard L. Cravey, Edwin A. Wahlen, Bart A. McLean, Garrison M. Kitchen, Kevin R. McCarthy, Michael D. Long, Roy R. Bowman, and Richard L. Cravey, Jr., none of whom own any shares of AHL common stock. Shareholders of AHL may obtain additional information regarding the interest of the “participants in the solicitation” by reading the proxy statement relating to the transaction when it becomes available.